Exhibit 10.1

BUSINESS LOAN AGREEMENT

This Business Loan Agreement (this “Agreement”) dated as of September 13, 2005, is among Amarillo National Bank (the “Bank”), NaturalShrimp Holdings, Inc., a Delaware corporation (the “Borrower”), NaturalShrimp Corporation, a Delaware corporation (“NSC”), NaturalShrimp International, Inc., a Delaware corporation (“NSI”), NaturalShrimp San Antonio, L.P., a Texas limited partnership (“Partnership” collectively, NSC, NSI and Partnership are referred to herein as the “NS Entities”), Shirley Williams, Gerald Easterling and Mary Ann Untermeyer (the “Controlling Shareholders”), and High Plains Christian Ministries Foundation (the “Guarantor”).

WHEREAS, NSC is in Phase One (as defined in Exhibit A attached hereto) of developing and constructing a shrimp production facility in La Coste, Texas (the “Project”) which is more fully described on Exhibit A attached hereto;

WHEREAS, the Borrower and the NS Entities desire to finance the Project with the Loan (defined below) which is to be guaranteed by Guarantor (the “Guaranty”) in order to provide the best possible financing terms to Borrower;

WHEREAS, the Bank desires to make the Loan on the terms and conditions provided for herein or in documents, instruments or agreements incorporated by reference herein; and

WHEREAS, the Guarantor desires to guarantee the Loan on the terms and conditions provided for herein or in the documents, instruments or agreements incorporates by reference herein.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties to this Agreement agree as follows:

Section 1. Principal Amount; Draws.

(a)           Subject to the terms and conditions set forth in this Agreement, the Commercial Guaranty Agreement entered into by and among the Bank and Guarantor, dated as of an even date herewith (the “Guaranty Agreement”), the Security Agreement entered into by and among the Bank, Guarantor, NSC and Partnership, dated as of an even date herewith (the “Security Agreement”), the Subordination Agreements entered into by and among Bank, Guarantor and each limited partner of the Partnership, each dated as of an even date herewith (the “Subordination Agreements”), the Pledge Agreements entered into individually by each of the Controlling Shareholders and Borrower, and the Bank and Guarantor, each dated as of an even date herewith (the “Pledge Agreements”), the Stock Purchase Warrant entered into by and between Borrower and Guarantor dated as of an even date herewith (the “Warrant Agreement”), and the Note (defined below), which evidence, secure, govern, guarantee and/or pertain to the Loan, as herein defined (collectively, together with this Agreement, referred to hereinafter as the “Loan Documents”), the Bank hereby agrees to loan to Borrower $1,500,000.00 (the “Loan”) evidenced by a promissory note (the “Note”) dated as of even date herewith in the form attached hereto as Exhibit B, the principal of and interest on such loan to be paid in accordance with the terms and provisions of the Loan Documents.

(b)           Borrower may draw (“Draw”) on the Loan as set forth below:

(i)	Borrower may Draw up to $600,000.00 after the execution of the Loan Documents. Such Draw may only be used to pay off existing debt of NSC and/or for operating capital for the Project;

(ii)
Borrower may Draw up to an additional $500,000.00 after Phase One of the Project has been completed and is fully operational, which shall be determined in the sole discretion of Guarantor and Bank.  Such additional Draw may only be used to pay for the construction of Phase Two (as defined in Exhibit A attached hereto) of the Project; and

(iii)
Borrower may Draw up to the remaining $400,000.00 after Phase Two of the Project has been completed and is fully operational, which shall be determined in the sole discretion of Guarantor and Bank.  Such additional Draw may only be used to pay for the construction of Phase Three (as defined in Exhibit A attached hereto) of the Project and for the general operating expenses of the Borrower.

Section 2. Consideration.

(a) Guaranty Fees.  In consideration for the Guaranty, Borrower agrees to pay and the NS Entities agree to cause Borrower to pay and to pay in the event Borrower fails to pay, an annual guarantee fee to the Guarantor in the amount of two percent (2%) of the outstanding principal amount of the Loan.  This fee is payable in four quarterly installments, each due on the first day of the month following the applicable calendar quarter.

(b) Warrants.  In consideration for the Guaranty, Borrower shall issue to Guarantor warrants to purchase 240,000 shares of common stock, par value $0.01, of Borrower at an exercise price of $0.50 per share, which shall expire if unexecuted on the fourth anniversary of the date this Agreement is executed as specifically set forth in the Warrant Agreement.

(c) Board Appointments.  In consideration for the Guaranty and for so long as the Guaranty is in place, the Guarantor shall have the right to appoint two (2) of the five (5) directors to each of the Board of Directors of NSC, NSI, and Borrower, respectively.  In the event the number of directors on the Board of Directors of NSC, NSI or Borrower is increased to more than five (5), then Guarantor shall have the right to appoint that proportion of the total directors of the Board of Directors that is closest to a ratio of two (2) out of five (5).  Borrower and the Controlling Shareholders shall cause such appointees to be elected to the Board of Directors of Borrower, NSC and NSI, and neither the Controlling Shareholders nor the Borrower shall remove Guarantor’s appointees or take any actions that would cause Guarantor’s appointees to be removed without the prior written consent, or direction, from Guarantor; provided, however, Guarantor’s appointees may be removed for cause without Guarantor’s consent or direction.  In such case, Guarantor shall have the right to appoint such appointee’s replacement.  For purposes of this Agreement for “cause” shall mean that such appointee has been convicted of a felony or a crime of moral turpitude or shall have breached his fiduciary duty as a director to any of the Borrower, NSC or NSI.

Section 3. Reimbursement Costs.  The Borrower and the NS Entities agree to pay or reimburse the Bank and the Guarantor for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents, including attorneys’ fees, in a combined amount not to exceed $10,000.00.  In addition, the Borrower and the NS Entities agree to pay all out of pocket expenses associated with the ongoing monitoring of the credit facility established by this Agreement, including any reasonable attorney fees.

Section 4. Collateral.  The Borrower’s and NS Entities’ obligations to the Bank under the Note and this Agreement and to Guarantor under this Agreement will be secured.  In consideration for providing the Guaranty:

(a)           NSC and Partnership grant to Bank a first priority security interest and lien and to Guarantor a second priority security interest and lien in the Collateral (as such term is defined in the Security Agreement),

(b)           The Partnership agrees to cause its limited partners to execute and deliver to the Bank and Guarantor the Subordination Agreements subordinating their rights and lien in the Collateral to Bank and Guarantor,

(c)           The Controlling Shareholders pledge all of their right, title and interest in the capital stock of Borrower to Bank and Guarantor, as more specifically set forth in the Pledge Agreements,

(d)           Borrower pledges all of its right, title and interest in the capital stock of NSC and NSI to Bank and Guarantor, as more specifically set forth in the Pledge Agreements, and

(e)           Each of the Borrower and the NS Entities, jointly and severally, hereby agree to repay, or cause to be repaid, Guarantor of any and all amounts Guarantor is required to pay to the Bank on behalf of or on account of Borrower or NS Entities pursuant to the Guaranty Agreement or any other Loan Document, together with the interest due thereon plus interest at a rate equal to the lower of 18% or the highest rate of interest allowed by law (the “Maximum Rate”).

Section 5. Conditions to Closing.

(a)           The obligation of the Bank to extend any credit or make any additional advances to the Borrower under this Agreement is subject to satisfaction of the following conditions precedent:

(i)	Conditions to the First Draw. Before the initial Draw pursuant to Section 1(b)(i) of this Agreement, the Bank must receive the following items, in form and content acceptable to the Bank:

(A)
Authorizations.  Evidence that the execution, delivery and performance by the Borrower and the NS Entities of this Agreement and any other Loan Document to which they are a party have been duly authorized.

(B)	Governing Documents. True and correct copies of the Borrower’s and NS Entities’ organizational documents all of which are certified by the Secretary of the applicable entity.

(C)	Reimbursement of Costs. Payment of all accrued and unpaid expenses incurred by the Bank and/or Guarantor as required by Section 3 of this Agreement.

(D)
Good Standing.  Certificates of good standing for the Borrower and NS Entities from their state of formation and from any other state in which the Borrower and NS Entities are required to qualify to conduct their business.

(E)
Legal Opinion.  A written legal opinion of the Borrower’s and NS Entities’ external legal counsel covering such matters as the Bank and Guarantor may require.  Without limiting the generality of the foregoing, the legal counsel and the terms of such opinion must be acceptable to the Bank and Guarantor.

(F)	Insurance. Evidence of insurance coverage, as required by Section 8(b) of this Agreement.

(G)	Guaranty Agreement. Executed Guaranty Agreement providing for the guarantee by Guarantor of Borrower’s and NS Entities’ obligations to repay the Loan.

(H)	Note. Executed and acknowledged Note delivered to the Bank.

(I)	Security Agreement. Executed Security Agreement from NSC and the Partnership as described and required by Section 4(a) of this Agreement.

(J)	Subordination Agreements. Executed Subordination Agreements from each of the limited partners of the Partnership as described and required by Section 4(a) of this Agreement.

(K)	Pledge Agreements. Executed Pledge Agreements from the Controlling Shareholders and Borrower as described and required by Section 4(c) and 4(d) of this Agreement.

(L)
No Adverse Changes.  There shall not have occurred any material adverse change since the date of formation in the business, assets, operation, condition (financial or otherwise) or prospects of the Borrower or NS Entities and their subsidiaries or in the facts and information regarding such entities as represented to date.  In addition, there have not occurred any material adverse changes since June 30, 2005 in the business, assets, operating condition (financial or otherwise) or prospects of the business previously conducted by NaturalShrimp Corporation, a Texas corporation, and NaturalShrimp International, Inc., a Texas corporation, other than their merger with and into NSC and NSI.

(M)	Other Items. Any other item that the Bank may reasonably request.

(ii)	Conditions to Each Draw. Before each Draw pursuant to Section 1(b) of this Agreement, the following conditions precedent must be satisfied:

(A)
The representations and warranties of the Borrower and the NS Entities contained in this Agreement and the other Loan Documents, shall be true and correct on and as of the date of such Draw, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(B)	A certificate of the President and the Treasurer of Borrower and NS Entities certifying with respect to each entity, that it is in compliance with Section 5(a)(ii)(A);

(C)	A certificate of the President and the Treasurer of Borrower and NSC that the conditions to such Draw in Section 1(b) have been satisfied.

(D)	No default or event of default under this Agreement or any other Loan Document shall exist or would result from such proposed draw.

(E)	All conditions precedent set forth in Section 5(a)(i) shall be satisfied.

(F)	All conditions precedent set forth in Section 5(b)(ii) shall be satisfied.

(G)	The Borrower and the NS Entities shall provide the Bank with any other item that the Bank may reasonably request.

(b)           The obligation of the Guarantor to guarantee the Loan made by the Bank under this Agreement is subject to satisfaction of the following conditions precedent:

(i)	Conditions to the First Draw. Before the initial Draw pursuant to Section 1(b) of this Agreement, the Guarantor must receive the following items, in form and content acceptable to the Guarantor:

(A)	Deliver of Certain Items. Each item required to be delivered to Bank pursuant to Section 5(a)(i)(A)-(F) shall also be delivered to Guarantor.

(B)	Note. A copy of the executed and acknowledged Note which has been delivered to the Bank.

(C)	Guaranty Agreement. Executed Guaranty Agreement providing for the guaranty by Guarantor of Borrower’s and NS Entities’ obligations to repay the Loan.

(D)	Security Agreement. Executed Security Agreement from NSC and the Partnership as described and required by Section 4(a) of this Agreement.

(E)	Subordination Agreements. Executed Subordination Agreements from each of the limited partners of the Partnership as described and required by Section 4(a) of this Agreement.

(F)	Pledge Agreements. Executed Pledge Agreements from the Controlling Shareholders and Borrower as described and required by Section 4(c) and 4(d) of this Agreement.

(G)	Warrant Agreement. Executed Warrant Agreement described in Section 2(b) of this Agreement.

(H)
Charitable Contribution Agreement.  Executed Charitable Contribution Agreement by and between Borrower and Baptist Community Services (“BCS”) dated as of an even date herewith (the “Charitable Contribution Agreement”).

(I)
Perfection and Evidence of Priority.  Financing statements and fixture filings (and any Collateral in which the Guarantor requires a possessory security interest) in order to perfect Guarantor’s lien on such assets.

(J)	Other Agreements. The Borrower and the NS Entities must not be in material breach of any other agreement with Guarantor or its parent, BCS.

(K)	Other Items. Any other item that the Guarantor may reasonably request.

(ii)	Conditions to Each Draw. Before each Draw pursuant to Section 1(b) of this Agreement, the following conditions precedent must be satisfied:

(A)
All conditions precedent set forth in Section 5(a)(ii) shall be satisfied and each certificate required to be delivered to the Bank pursuant to Section 5(a)(ii) shall also be delivered to the Guarantor.

(B)	All conditions precedent set forth in Section 5(b)(i) shall be satisfied.

(C)	The Borrower and the NS Entities shall provide the Guarantor with any other item that the Guarantor may reasonably request.

Section 6. Representations and Warranties.  When the Borrower, NS Entities and the Controlling Shareholders sign this Agreement, and until the Bank and/or Guarantor is repaid in full, the Borrower, NS Entities and the Controlling Shareholders make the following representations and warranties.  Each request for a Draw pursuant to Section 1(b) of this Agreement constitutes a renewal of these representations and warranties as of the date of the request:

(a) Formation.  The Borrower and NS Entities are duly organized and validly existing under the laws of the state where organized.

(b) Capitalization.  NSC and NSI are wholly owned subsidiaries of Borrower, the Controlling Shareholders own at least 50% of the outstanding voting stock of Borrower, and such percentage is sufficient to control Borrower in all matters submitted to the shareholders of Borrower, except to the extent otherwise provided by law.  Borrower has disclosed to Guarantor the number of outstanding shares of all classes of equity of the Borrower as well as all outstanding options, warrants, convertible securities or other obligations contingent or otherwise, to issue equity securities of the Company, and copies of all agreements by or among the equity holders of Borrower have been provided to Guarantor.

(c) Authorization.  This Agreement and the other Loan Documents are within Borrower’s and NS Entities’ powers, have been duly authorized, and do not conflict with any of their organizational documents.

(d) Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of the Borrower, NS Entities and the Controlling Shareholders, enforceable against them in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as enforceability may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(e) Good Standing.  In each state in which the Borrower and the NS Entities do business, they are duly qualified, properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

(f) No Conflicts.  This Agreement does not conflict with any law, agreement, or obligation by which the Borrower, the NS Entities or the Controlling Shareholders are bound.  No consent, approval of authorization of any party is required in connection with the execution, delivery or performance of this Agreement.

(g) Financial Information.  All financial and other information that has been or will be supplied to the Bank and Guarantor is complete and accurate in all respects and is sufficiently complete to give the Bank and Guarantor accurate knowledge of the Borrower’s and NS Entities’ financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank and Guarantor, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower and NS Entities.

(h) Lawsuits.  There is no lawsuit, tax claim or other dispute pending or, to Borrower’s, the NS Entities’ or the Controlling Shareholders’ knowledge, threatened against the Borrower, the NS Entities or the Controlling Shareholders.

(i) Permits, Franchises.  The Borrower and the NS Entities possess all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable them to conduct the business in which it is now engaged.

(j) Compliance with Laws.  The Borrower and the NS Entities are not in violation of any applicable law and no event has occurred or circumstance exists’ that (with or without notice or lapse of time) (a) may constitute or result in a violation or failure of the Borrower and/or the NS Entities to comply with any law or (b) give rise to any obligation of the Borrower and/or the NS Entities to undertake, or bear all or any portion of the cost of, any remedial action of any nature.  Neither Borrower nor the NS Entities have received any notice or other communication from any governmental authority or other person or entity regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any law or (B) any actual, alleged, possible or potential obligation to undertake, or bear all or any portion of the cost of, any remedial action of any nature.

(k) Other Obligations.  The Borrower and the NS Entities are not in default on any material obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank and Guarantor.

(l) Tax Matters.  The Borrower, the NS Entities and the Controlling Shareholders have no knowledge of any pending assessments or adjustments of the Borrower’s or the NS Entities income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank and Guarantor.

(m) No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

(n) Insurance.  The Borrower and the NS Entities have obtained, and maintained in effect, the insurance coverage required by Section 8(b) of this Agreement.

(o) Collateral.  All Collateral is owned by NSC or Partnership free of any title defects or any liens or interests of others, except those which have been approved by the Guarantor in writing and those which have been granted to the limited partners of the Partnership, and is located at the addresses listed aside NSC’s and Partnership’s signatures to this Agreement, except for stock certificates that have been delivered to Bank.

(p) Real Property.  The Borrower and the NS Entities own the real property upon which the Project will be constructed (approximately 11.72 acres in Medina County, Texas) free and clear of all liens and encumbrances and any other restrictions that may have an adverse effect on the Project and the Borrower and the NS Entities shall not dispose of, transfer, or sell such real property or any buildings or fixtures thereon without the prior written consent of the Bank and Guarantor.

(q) No Liens.  NSI owns free and clear of all liens and encumbrances and of any other restrictions that may have an adverse effect on the Project, all intellectual property related to the Project, including the plans, processes, methods and trade secrets related thereto and has licensed such intellectual property to NSC.  NSC has sublicensed the intellectual property related to the Project to the Partnership.

(r) Location.  The Borrower’s and the NS Entities’ places of business (or, if the Borrower or the NS Entities have more than one place of business, their chief executive office) is located at the address listed under their signatures to this Agreement.

(s) No Adverse Conditions.  To the knowledge of Borrower, the NS Entities or the Controlling Shareholders, there is no condition, circumstance, event, fact or series of conditions, circumstances, events or facts that would cause Borrower or NS Entities to be unable, or reasonably likely to be unable, to repay the Loan (both principal of and interest thereon) according to the terms and conditions of this Agreement and the Note.

Section 7. Reporting Requirements.  The Borrower and NS Entities agree, so long as credit is available under this Agreement and until the Bank and/or Guarantor is repaid in full, to provide the following financial information and statements in form and content acceptable to the Bank and Guarantor:

(a) Annual Financial Statements.  Within 90 days after the end of each fiscal year of Borrower and NS Entities, unaudited financial statements of Borrower and NS Entities certified by the President and Treasurer of each entity.  These financial statements shall include a balance sheet, an income statement, and a cash flow statement.

(b) Quarterly Financial Statements.  Within 30 days of the end of each quarter of the Borrower’s and NS Entities’ fiscal year, quarterly unaudited financial statements of the Borrower and NS Entities.  These financial statements shall include a balance sheet, an income statement, and a cash flow statement.

(c) Monthly Financial Statements.  Within 20 days after the end of each month, monthly financial statements of Borrower and NS Entities.  Those financial statements shall include a balance sheet, an income statement, a cash flow statement, and such other general operating reports as may be requested by the Guarantor or the Bank.

(d) Federal Income Tax Returns.  To the Bank, copies of federal income tax returns of the Borrower and the NS Entities within 30 days after the applicable tax reporting deadline.

(e) Draw Requests.  Copies of all draw requests pursuant to Section 1(b) of this Agreement with any supporting documentation.

(f) Other Information.  Such other information of Borrower or NS Entities relating to the Project as may be reasonably requested by Bank or the Guarantor from time to time.

Section 8. General Affirmative and Negative Covenants.  The Borrower and NS Entities agree, so long as credit is available under this Agreement and until the Bank and/or Guarantor is repaid in full:

(a) Use of Proceeds.  To use the proceeds in accordance with the uses described in Section (1)(b) of this Agreement and to cause any and all claims for services rendered or materials provided in relation to the Project to be paid in due course and without delay.  In addition, Borrower covenants and agrees to pay or cause to be paid all amounts owed or that will be owed by Borrower, NS Entities or their affiliates or former affiliates to Ira Fontenot and BTT Investments (Brenda T. Turner) (each a “Secured Creditor”) and to provide to Bank and Guarantor written proof of such payment(s), in a form reasonably satisfactory to Bank and Guarantor, within ten (10) business days from the date of the first Draw pursuant to Section 1(b)(i) in order to fully satisfy all obligations represented by the promissory note made by a former affiliate of the Borrower and NS Entities and payable to such Secured Creditor and to cause any and all security interests, liens, encumbrances whether documented by a written security agreement or not to terminate and be of no further force and effect.  Borrower and NS Entities agree to indemnify and hold harmless the Bank and Guarantor against any and all claims, losses, damages, costs, expenses (including reasonable attorneys’ fees) arising out of or in connection with any claim made by a Secured Creditor against Borrower, NS Entities or Borrower’s or NS Entities’ properties or assets.

(b) Insurance.

(i)
To maintain general business insurance as is usual and customary for entities of comparable size and with comparable facilities to Borrower and the NS Entities, which must be issued by an insurance company acceptable to the Bank and Guarantor, must cover, at a minimum, the outstanding amount owed to Bank and/or Guarantor hereunder, and must name the Bank and Guarantor as an additional loss payee.

(ii)
To maintain all risk property damage insurance policies covering the tangible property comprising the Collateral.  Each such insurance policy must be for the full replacement cost of the Collateral and include a replacement cost endorsement and must be issued by an insurance company acceptable to the Guarantor and must name the Guarantor as an additional loss payee.

(iii)
Upon the commencement of operations of the Project and upon the request of Bank or Guarantor, to maintain a business interruption insurance policy as is usual and customary for entities of comparable size and with comparable facilities and business to Borrower and the NS Entities, which must be issued by an insurance company acceptable to the Bank and Guarantor, and must name the Bank and Guarantor as additional loss payees.

(iv)
Upon the request of the Bank or Guarantor, to deliver to the Bank and Guarantor a copy of each insurance policy or, if permitted by the Bank or Guarantor, a certificate of insurance listing all insurance in force.

(c) Additional Negative Covenants.  Not to, without the unanimous consents of the Board of Directors (or in the case of the Partnership, its general partner, NSC) of the Borrower and/or NS Entities, as applicable:

(i)	Declare or pay any dividend, distribution or allocation of any of their cash or assets to any member, stockholder, or other entity; or

(ii)	Incur any additional debt (other than trade payables in the ordinary course of business).

(d) Change of Management.  Not to make any substantial change in the present executive or management personnel of the Borrower or NS Entities.

(e) Corporate Existence.  To maintain their corporate existence and to observe corporate formalities in their dealings with each other.

(f) Location of Collateral.  Not to move or transfer the Collateral to another location and not to relinquish possession or control of the Collateral except as provided for in the Loan Documents or without the prior written consent of the Guarantor.

(g) Notices to the Bank and Guarantor.  To promptly notify the Bank and Guarantor in writing of:

(i)
Any judgment or arbitration award entered against the Borrower or NS Entities or settlement agreement with respect to any litigation or arbitration against the Borrower or NS Entities, in an amount over $100,000.00.

(ii)	Any substantial dispute between any governmental authority and the Borrower or NS Entities that could reasonably be expected to have a material adverse effect on the Borrower or NS Entities.

(iii)	Any event of default under this Agreement, or any event which, with notice or lapse of time, or both, would constitute an event of default.

(iv)	Any event of default under any other material agreement, or any event which, with notice or lapse of time or both, would constitute an event of default thereunder.

(v)	Any material adverse change in Borrower’s or NS Entities’ business condition, financial or otherwise, operations or properties, or ability to repay their obligations.

(vi)
With in fifteen (15) business days prior to such change, any expected change in Borrower’s or NS Entities’ name, legal structure, place of business or chief executive office if Borrower or NS Entities have more than one place of business.

(h) Compliance with Laws.  To comply with the laws (including any fictitious name statutes), regulations and orders of any governmental body with authority over the Borrower’s or NS Entities’ business.

(i) Perfection of Liens.  To help each of the Bank and Guarantor perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

(j) Cooperation.  To take any action reasonably requested by the Bank or Guarantor to carry out the intent of this Agreement.

(k) Additional Liens.  Not to create, incur or suffer to exist any mechanic’s lien, materialmen’s lien, or vendor’s lien on the real property related to the Project.

(l) Actions with Respect to the Partnership.  Partnership and NSC agree not to cause (i) a voluntary dissolution, liquidation, winding up or other termination of the Partnership, (ii) the withdrawal, expulsion or replacement of NSC as the general partner of the Partnership, or (iii) a merger, consolidation or sale of all or substantially all the assets of the Partnership without the prior written consent of the Bank and Guarantor, which consent may not be unreasonably withheld.

(m) Action with Respect to the Lease Agreement.  Partnership and NSC agree not to amend or terminate the Lease Agreement by and between them and dated as of an even date herewith (the “Lease Agreement”) without the prior written consent of the Bank and Guarantor, which consent may not be unreasonably withheld.

(n) Action with Respect to the Technology License Agreement.  NSI and NSC hereby agree not to amend or terminate the Amended and Restated Technology License Agreement by and between NSI and NSC dated as of an even date herewith, which provides NSC with a license to the intellectual property, patents, patent rights, copyrights, trade secrets, processes, trademarks, tradenames, technology, and other intangible property rights necessary to operate NSC’s business without the prior written consent of the Bank and Guarantor, such consent not to be unreasonably withheld.

(o) Issuance of Additional Stock.  NSC and NSI agree not to issue any additional shares of capital stock, options or warrants to purchase capital stock, any debt convertible into capital stock or any other security of NSC or NSI without the prior written consent of Bank and Guarantor.

Section 9. Default and Remedies.  If any of the following events of default occurs, the Bank, subject to the rights of Guarantor in Section 10 of this Agreement, may do one or more of the following:  declare the Borrower or NS Entities in default, stop making any additional credit available to the Borrower or NS Entities, and require the Borrower or NS Entities to repay the entire debt immediately and without prior notice.  In addition, if any event of default occurs, the Bank subject to the rights of Guarantor in Section 10 of this Agreement, shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower or NS Entities, then the entire debt outstanding under this Agreement will automatically be due immediately.

(a) Failure to Pay.  The Borrower or NS Entities fail to make a payment under this Agreement (whether to Bank or Guarantor) and the Note when due.

(b) Failure to Comply.  The Borrower, NS Entities or the Controlling Shareholders fail to comply with the terms and provisions of this Agreement or any other Loan Document other than the obligation to pay the principal of and interest on the Note, and such failure has not been cured within 45 days.

(c) Charitable Contribution Agreement.  Borrower fails to make the charitable contributions required or otherwise fails to comply with the terms and conditions of the Charitable Contribution Agreement.

(d) False Information.  The Borrower, NS Entities or the Controlling Shareholders have given the Bank or Guarantor false or misleading information or representations.

(e) Bankruptcy.  The Borrower, NS Entities or the Controlling Shareholders file a bankruptcy petition, a bankruptcy petition is filed against the Borrower, NS Entities or the Controlling Shareholders, or the Borrower, NS Entities or the Controlling Shareholders make a general assignment for the benefit of creditors.

(f) Receivers.  A receiver or similar official is appointed for a substantial portion of the Borrower’s or NS Entities’ business, or the business is terminated.

Section 10. Guarantor’s Rights.

(a)           Borrower and NS Entities shall promptly notify Guarantor of any default of, or state of facts that would reasonably likely result in a default of, Borrower or NS Entities under any Loan Document.

(b)           The Bank shall promptly notify Guarantor of any default of Borrower or NS Entities actually known by or reasonably believed to exist by Bank under any Loan Document.

(c)           So long as Guarantor is not in default under the Guaranty Agreement, Guarantor shall have 60 days to cure, or cause to be cured, any default or non-compliance by Borrower or NS Entities of a failure to pay pursuant to Section 9(a), prior to Bank exercising its rights against Guarantor pursuant to the Guaranty Agreement.

(d)           Upon an Event of Default by Borrower or NS Entities under any Loan Document, Guarantor shall have the right to terminate, or cause the termination of, the Lease Agreement by giving 30 days prior written notice to NSC and the Partnership.  NSC and Partnership hereby agree to take the necessary and appropriate action to cause such termination upon receipt of such notice.

Section 11. Miscellaneous.

(a) Texas Law.  THIS AGREEMENT IS GOVERNED BY TEXAS LAW.  It is the intention of the parties to comply with applicable usury laws.  The parties agree that the total amount of interest contracted for, charged, collected or received by the Bank or Guarantor, if applicable, under this Agreement shall not exceed the Maximum Rate.  To the extent, if any, that Chapter 303 of the Texas Finance Code (the “Code”) is relevant to the Bank or Guarantor, if applicable, for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Code pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in § 303.001-303.016 of the Code; subject, however, to any right the Bank or Guarantor, if applicable, subsequently may have under applicable law to change the method of determining the Maximum Rate.  Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full; (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate(s) shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rate(s) had at all times been in effect; (d) if the Bank or Guarantor, if applicable, ever charges or receives anything of value which is deemed to be interest under applicable Texas law, and if the occurrence of any event, including acceleration of maturity of obligations owing to the Bank or Guarantor, if applicable, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance under this Agreement or any other indebtedness owed to the Bank or Guarantor, if applicable, by the Borrower and NS Entities, and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to the Borrower and NS Entities; and (e) Chapter 346 of the Code shall not be applicable to this Agreement or the indebtedness outstanding hereunder.

(b) Fraudulent Transfers.

(i)
Each NS Entity hereby acknowledges that the intention of the guarantee provided for in Section 4(e) of this Agreement (the “Guaranty”) is not for the Guaranty to constitute a fraudulent transfer or conveyance for purposes of debtor relief laws (such as federal bankruptcy laws), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the Guaranty and the obligations of each NS Entity hereunder.  To effectuate the foregoing intention, the NS Entities hereby irrevocably agree that the Guaranty at any time shall be limited to the maximum amount as will result in the Guaranty of such NS Entity not constituting a fraudulent transfer or conveyance.

(ii)
Each NS Entity hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to Bank and/or Guarantor under this Agreement, such NS Entity will contribute, to the maximum extent permitted by law, such amounts to each other so as to maximize the aggregate amount paid to the Bank and/or Guarantor under or in respect of this Agreement or any other Loan Document.

(c) Successors and Assigns.  This Agreement is binding on the Borrower’s, NS Entities’, Controlling Shareholders’, Guarantor’s, and the Bank’s successors and assignees.  The Borrower, NS Entities and Controlling Shareholders agree that they may not assign this Agreement without the Bank’s and Guarantor’s prior written consent.

(d) Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank and Guarantor retain all rights, even if Bank makes a loan after default.  If the Bank or Guarantor waive a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

(e) One Agreement.  This Agreement and any related security or other agreements required by this Agreement, collectively represent the sum of the understandings and agreements between the Parties hereto concerning this credit, replace any prior oral or written agreements between the Bank, Guarantor and the Borrower and NS Entities concerning this credit, and are intended by the Parties hereto as the final, complete and exclusive statements of the terms agreed to by them.  In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

(f) Inconsistency with the Guaranty Agreement.  In the event of any conflict between the Guaranty Agreement and any other Loan Document, the other Loan Documents will govern.

(g) Notices.  All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank, Guarantor and the Borrower, NS Entities and the Controlling Shareholders may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

(h) Headings.  Article, Section and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

(i) Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Business Loan Agreement is executed by the parties as of the date first written above.

BORROWER:

NaturalShrimp Holdings, Inc.

By:
Title:

Address where notices are to be sent:

2068 N. Valley Mills Dr.
Waco, TX 76110
Attn:  Chief Executive Officer

This Business Loan Agreement is executed by the parties as of the date first written above.

NaturalShrimp International, Inc.

By:
Title:

Address where notices are to be sent:

2068 N. Valley Mills Dr.
Waco, TX 76110
Attn:  Chief Executive Officer

This Business Loan Agreement is executed by the parties as of the date first written above.

NaturalShrimp San Antonio, L.P.

By:  Natural Shrimp Corporation, its general partner

By:
Title:

Address where notices are to be sent:

P.O. Box
La Coste, TX 78039

This Business Loan Agreement is executed by the parties as of the date first written above.

GUARANTOR:

High Plains Christian Ministries Foundation

By:
Title:

Address where notices are to be sent:

701 Park Place Ave.
Amarillo, TX 79101
Attention:  Steve Dalrymple

This Business Loan Agreement is executed by the parties as of the date first written above.

BANK:

Amarillo National Bank

By:
Title:

Address where notices are to be sent:

P.O. Box 1
Amarillo, TX 79105
Attention:  Commercial Loans

This Business Loan Agreement is executed by the parties as of the date first written above.

CONTROLLING SHAREHOLDERS:

Shirley Williams

Address where notices are to be sent:

2068 N. Valley Mills Dr.
Waco, TX 76710

Gerald Easterling

Address where notices are to be sent:

1012 Oxfordshire
Carrollton, TX 75007

Mary Ann Untermeyer

Address where notices are to be sent:

785 Lookout Dr.
Lakehills, TX 78063

EXHIBIT A

Description of the Project

Phase One:
Development, construction, and completion of the first module of the Project (an approximate 125,000-gallon, three-tank greenhouse system), to the point that such module is fully operational from a commercial standpoint.

Phase Two:
Development, construction, and completion of the remaining four modules of the Project (an approximate 625,000 gallon greenhouse system), to the point that such four modules are fully operational from a commercial standpoint.

Phase Three:	Development and construction of additional shrimp production/support facilities and for operating capital for the Project.